UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Marinus Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

56854Q101

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 56854Q101

1.	Name of Reporting Persons Venrock Healthcare Capital Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,588,941(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,588,941(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,588,941(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.3%(3)

12.	Type of Reporting Person (See Instructions) PN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.
(2)	Consists of 273,308 shares owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares owned by Venrock Healthcare Capital Partners EG, L.P.
(3)	This percentage is calculated based upon 35,575,315 shares of the Issuer’s common stock outstanding after the completion of the Issuer’s public offering as reported in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission on December 9, 2020.

CUSIP No. 56854Q101

1.	Name of Reporting Persons VHCP Co-Investment Holdings II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,588,941(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,588,941(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,588,941(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.3%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.
(2)	Consists of 273,308 shares owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares owned by Venrock Healthcare Capital Partners EG, L.P.
(3)	This percentage is calculated based upon 35,575,315 shares of the Issuer’s common stock outstanding after the completion of the Issuer’s public offering as reported in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission on December 9, 2020.

CUSIP No. 56854Q101

1.	Name of Reporting Persons Venrock Healthcare Capital Partners III, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,588,941(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,588,941(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,588,941(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.3%(3)

12.	Type of Reporting Person (See Instructions) PN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.
(2)	Consists of 273,308 shares owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares owned by Venrock Healthcare Capital Partners EG, L.P.
(3)	This percentage is calculated based upon 35,575,315 shares of the Issuer’s common stock outstanding after the completion of the Issuer’s public offering as reported in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission on December 9, 2020.

CUSIP No. 56854Q101

1.	Name of Reporting Persons VHCP Co-Investment Holdings III, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,588,941(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,588,941(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,588,941(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.3%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.
(2)	Consists of 273,308 shares owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares owned by Venrock Healthcare Capital Partners EG, L.P.
(3)	This percentage is calculated based upon 35,575,315 shares of the Issuer’s common stock outstanding after the completion of the Issuer’s public offering as reported in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission on December 9, 2020.

CUSIP No. 56854Q101

1.	Name of Reporting Persons Venrock Healthcare Capital Partners EG, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,588,941(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,588,941(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,588,941(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.3%(3)

12.	Type of Reporting Person (See Instructions) PN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.
(2)	Consists of 273,308 shares owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares owned by Venrock Healthcare Capital Partners EG, L.P.
(3)	This percentage is calculated based upon 35,575,315 shares of the Issuer’s common stock outstanding after the completion of the Issuer’s public offering as reported in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission on December 9, 2020.

CUSIP No. 56854Q101

1.	Name of Reporting Persons VHCP Management II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,588,941(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,588,941(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,588,941(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.3%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.
(2)	Consists of 273,308 shares owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares owned by Venrock Healthcare Capital Partners EG, L.P.
(3)	This percentage is calculated based upon 35,575,315 shares of the Issuer’s common stock outstanding after the completion of the Issuer’s public offering as reported in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission on December 9, 2020.

CUSIP No. 56854Q101

1.	Name of Reporting Persons VHCP Management III, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,588,941(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,588,941(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,588,941(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.3%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.
(2)	Consists of 273,308 shares owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares owned by Venrock Healthcare Capital Partners EG, L.P.
(3)	This percentage is calculated based upon 35,575,315 shares of the Issuer’s common stock outstanding after the completion of the Issuer’s public offering as reported in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission on December 9, 2020.

CUSIP No. 56854Q101

1.	Name of Reporting Persons VHCP Management EG, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,588,941(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,588,941(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,588,941(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.3%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.
(2)	Consists of 273,308 shares owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares owned by Venrock Healthcare Capital Partners EG, L.P.
(3)	This percentage is calculated based upon 35,575,315 shares of the Issuer’s common stock outstanding after the completion of the Issuer’s public offering as reported in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission on December 9, 2020.

CUSIP No. 56854Q101

1.	Name of Reporting Persons Shah, Nimish

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,588,941(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,588,941(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,588,941(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.3%(3)

12.	Type of Reporting Person (See Instructions) IN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.
(2)	Consists of 273,308 shares owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares owned by Venrock Healthcare Capital Partners EG, L.P.
(3)	This percentage is calculated based upon 35,575,315 shares of the Issuer’s common stock outstanding after the completion of the Issuer’s public offering as reported in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission on December 9, 2020.

CUSIP No. 56854Q101

1.	Name of Reporting Persons Koh, Bong

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 2,588,941(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 2,588,941(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,588,941(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 7.3%(3)

12.	Type of Reporting Person (See Instructions) IN

(1)	Venrock Healthcare Capital Partners II, L.P., VHCP Co-Investment Holdings II, LLC, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC, Venrock Healthcare Capital Partners EG, L.P., VHCP Management II, LLC, VHCP Management III, LLC, VHCP Management EG, LLC, Nimish Shah and Bong Koh are members of a group for the purposes of this Schedule 13G/A.
(2)	Consists of 273,308 shares owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares owned by Venrock Healthcare Capital Partners EG, L.P.
(3)	This percentage is calculated based upon 35,575,315 shares of the Issuer’s common stock outstanding after the completion of the Issuer’s public offering as reported in the Issuer’s Prospectus Supplement filed with the Securities and Exchange Commission on December 9, 2020.

CUSIP No. 56854Q101

Introductory Note: This Schedule 13G/A is filed on behalf of the following entities and individuals in respect of Common Stock of Marinus Pharmaceuticals, Inc.:

•	Venrock Healthcare Capital Partners II, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP II LP”);

•	VHCP Co-Investment Holdings II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment II”);

•	Venrock Healthcare Capital Partners III, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP III LP”);

•	VHCP Co-Investment Holdings III, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Co-Investment III”);

•	Venrock Healthcare Capital Partners EG, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP EG”);

•	VHCP Management II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management II”);

•	VHCP Management III, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management III”);

•	VHCP Management EG, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP Management EG” and collectively with VHCP II LP, VHCP Co-Investment II, VHCP III LP, VHCP Co-Investment III, VHCP EG, VHCP Management II and VHCP Management III, the “Venrock Entities”);

•	Nimish Shah (“Shah”); and

•	Bong Koh (“Koh”).

CUSIP No. 56854Q101

Item 1.

	(a)	Name of Issuer Marinus Pharmaceuticals, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 5 Radnor Corporate Center, Suite 500 100 Matsonford Road Radnor, PA 19087

Item 2.

(a)

Name of Person Filing
Venrock Healthcare Capital Partners II, L.P.

VHCP Co-Investment Holdings II, LLC

Venrock Healthcare Capital Partners III, L.P.

VHCP Co-Investment Holdings III, LLC

Venrock Healthcare Capital Partners EG, L.P.

VHCP Management II, LLC

VHCP Management III, LLC

VHCP Management EG, LLC

Nimish Shah

Bong Koh

	(b)	Address of Principal Business Office or, if none, Residence
		New York Office:	Palo Alto Office:
		7 Bryant Park	3340 Hillview Avenue
		23rd Floor	Palo Alto, CA 94304
New York, NY 10018
	(c)	Citizenship All of the Venrock Entities were organized in Delaware. The individuals are both United States citizens.
	(d)	Title of Class of Securities Common Stock, par value $0.001 per share
	(e)	CUSIP Number 56854Q101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

CUSIP No. 56854Q101

Item 4.	Ownership

(a)	Amount Beneficially Owned as of December 31, 2020:

Venrock Healthcare Capital Partners II, L.P.	2,588,941	(1)
VHCP Co-Investment Holdings II, LLC	2,588,941	(1)
Venrock Healthcare Capital Partners III, L.P.	2,588,941	(1)
VHCP Co-Investment Holdings III, LLC	2,588,941	(1)
Venrock Healthcare Capital Partners EG, L.P.	2,588,941	(1)
VHCP Management II, LLC	2,588,941	(1)
VHCP Management III, LLC	2,588,941	(1)
VHCP Management EG, LLC	2,588,941	(1)
Nimish Shah	2,588,941	(1)
Bong Koh	2,588,941	(1)

(b)	Percent of Class as of December 31, 2020:

Venrock Healthcare Capital Partners II, L.P.	7.3%
VHCP Co-Investment Holdings II, LLC	7.3%
Venrock Healthcare Capital Partners III, L.P.	7.3%
VHCP Co-Investment Holdings III, LLC	7.3%
Venrock Healthcare Capital Partners EG, L.P.	7.3%
VHCP Management II, LLC	7.3%
VHCP Management III, LLC	7.3%
VHCP Management EG, LLC	7.3%
Nimish Shah	7.3%
Bong Koh	7.3%

(c)	Number of shares as to which the person has, as of December 31, 2020:
	(i)	Sole power to vote or to direct the vote

Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
Venrock Healthcare Capital Partners III, L.P.	0
VHCP Co-Investment Holdings III, LLC	0
Venrock Healthcare Capital Partners EG, L.P.	0
VHCP Management II, LLC	0
VHCP Management III, LLC	0
VHCP Management EG, LLC	0
Nimish Shah	0
Bong Koh	0

(ii)	Shared power to vote or to direct the vote

Venrock Healthcare Capital Partners II, L.P.	2,588,941	(1)
VHCP Co-Investment Holdings II, LLC	2,588,941	(1)
Venrock Healthcare Capital Partners III, L.P.	2,588,941	(1)
VHCP Co-Investment Holdings III, LLC	2,588,941	(1)
Venrock Healthcare Capital Partners EG, L.P.	2,588,941	(1)
VHCP Management II, LLC	2,588,941	(1)
VHCP Management III, LLC	2,588,941	(1)
VHCP Management EG, LLC	2,588,941	(1)
Nimish Shah	2,588,941	(1)
Bong Koh	2,588,941	(1)

CUSIP No. 56854Q101

(iii)	Sole power to dispose or to direct the disposition of

Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
Venrock Healthcare Capital Partners III, L.P.	0
VHCP Co-Investment Holdings III, LLC	0
Venrock Healthcare Capital Partners EG, L.P.	0
VHCP Management II, LLC	0
VHCP Management III, LLC	0
VHCP Management EG, LLC	0
Nimish Shah	0
Bong Koh	0

(iv)	Shared power to dispose or to direct the disposition of

Venrock Healthcare Capital Partners II, L.P.	2,588,941	(1)
VHCP Co-Investment Holdings II, LLC	2,588,941	(1)
Venrock Healthcare Capital Partners III, L.P.	2,588,941	(1)
VHCP Co-Investment Holdings III, LLC	2,588,941	(1)
Venrock Healthcare Capital Partners EG, L.P.	2,588,941	(1)
VHCP Management II, LLC	2,588,941	(1)
VHCP Management III, LLC	2,588,941	(1)
VHCP Management EG, LLC	2,588,941	(1)
Nimish Shah	2,588,941	(1)
Bong Koh	2,588,941	(1)

(1)	These shares are owned directly as follows: 273,308 shares are owned by Venrock Healthcare Capital Partners II, L.P., 110,775 shares are owned by VHCP Co-Investment Holdings II, LLC, 1,410,202 shares are owned by Venrock Healthcare Capital Partners III, L.P., 140,985 shares are owned by VHCP Co-Investment Holdings III, LLC and 653,671 shares are owned by Venrock Healthcare Capital Partners EG, L.P. VHCP Management II, LLC is the general partner of Venrock Healthcare Capital Partners II, L.P. and the manager of VHCP Co-Investment Holdings II, LLC. VHCP Management III, LLC is the general partner of Venrock Healthcare Capital Partners III, L.P. and the manager of VHCP Co-Investment Holdings III, LLC. VHCP Management EG, LLC is the general partner of Venrock Healthcare Capital Partners EG, L.P. Messrs. Shah and Koh are the voting members of VHCP Management II, LLC and VHCP Management EG, LLC.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

CUSIP No. 56854Q101

Item 10.	Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 56854Q101

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

Venrock Healthcare Capital Partners II, L.P.			Venrock Healthcare Capital Partners III, L.P.

By:	VHCP Management II, LLC		By:	VHCP Management III, LLC
Its:	General Partner		Its:	General Partner

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

VHCP Co-Investment Holdings II, LLC			VHCP Co-Investment Holdings III, LLC

By:	VHCP Management II, LLC		By:	VHCP Management III, LLC
Its:	Manager		Its:	Manager

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

VHCP Management II, LLC			VHCP Management III, LLC

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

Venrock Healthcare Capital Partners EG, L.P.			VHCP Management EG, LLC

By:	VHCP Management EG, LLC
Its:	General Partner

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

Nimish Shah		Bong Koh

By:	/s/ David L. Stepp	By:	/s/ David L. Stepp
	David L. Stepp, as attorney-in-fact		David L. Stepp, as attorney-in-fact

CUSIP No. 56854Q101

EXHIBITS

A:	Joint Filing Agreement
B:	Power of Attorney for Nimish Shah (incorporated by reference to Exhibit B to the Schedule 13G filed with the Securities and Exchange Commission on October 7, 2019)
C:	Power of Attorney for Bong Koh (incorporated by reference to Exhibit C to the Schedule 13G filed with the Securities and Exchange Commission on October 7, 2019)

CUSIP No. 56854Q101

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Marinus Pharmaceuticals, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 16th day of February, 2021.

Venrock Healthcare Capital Partners II, L.P.			Venrock Healthcare Capital Partners III, L.P.

By:	VHCP Management II, LLC		By:	VHCP Management III, LLC
Its:	General Partner		Its:	General Partner

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

VHCP Co-Investment Holdings II, LLC			VHCP Co-Investment Holdings III, LLC

By:	VHCP Management II, LLC		By:	VHCP Management III, LLC
Its:	Manager		Its:	Manager

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

VHCP Management II, LLC			VHCP Management III, LLC

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

Venrock Healthcare Capital Partners EG, L.P.			VHCP Management EG, LLC

By:	VHCP Management EG, LLC
Its:	General Partner

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

Nimish Shah		Bong Koh

By:	/s/ David L. Stepp	By:	/s/ David L. Stepp
	David L. Stepp, as attorney-in-fact		David L. Stepp, as attorney-in-fact